As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Elevra Lithium Limited

(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 28, 10 Eagle Street Brisbane, Queensland 4000 Australia	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Piedmont Lithium Inc. Stock Incentive Plan

(Full title of the plan)

Timothy Palmer

42 E Catawba Street

Belmont, North Carolina 28012

(Name and address of agent for service)

(704) 461-8000

(Telephone number, including area code, of agent for service)

Copies to:

Avner Bengera
Jamie L. Yarbrough
Baker Botts L.L.P. 30
Rockefeller Plaza
New York, New York 10112
(212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Elevra Lithium Limited, formerly known as Sayona Mining Limited (“Elevra”), hereby files this Registration Statement on Form S-8 relating to up to 3,500,000 ordinary shares of Elevra (“Elevra ordinary shares”), which may be represented by an aggregate of 350,000 American Depositary Shares (the “Elevra ADS”), issuable by Elevra upon the vesting or exercise, as applicable, of adjusted RSU awards (as defined below) and adjusted option awards (as defined below) relating to certain stock options and restricted stock unit awards granted under the Piedmont Lithium Inc. 2021 Stock Incentive Plan (the “Piedmont plan”) prior to, and outstanding as of, the effective time of the Merger (as defined below).

On August 29, 2025 (the “Merger closing date”), Elevra and Piedmont Lithium Inc., a Delaware corporation (“Piedmont”), consummated a transaction whereby Shock MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Elevra (“Merger sub”), merged with and into Piedmont (the “Merger”), with Piedmont surviving, as contemplated by, and in accordance with, the Agreement and Plan of Merger, dated as of November 18, 2024, by and among Elevra, Merger sub and Piedmont (as amended from time to time, the “Merger agreement”). As a result of the Merger, Piedmont became a wholly owned subsidiary of Elevra.

Pursuant to the Merger agreement, at the effective time of the Merger: (i) each outstanding restricted stock unit award issued under the Piedmont plan (a “Piedmont RSU award”) was converted into an adjusted restricted stock unit award comprising the number of Elevra ordinary shares or Elevra ADS representing such number of Elevra ordinary shares, as applicable, equal to the number of shares of Piedmont common stock, par value $0.0001 per share (“Piedmont common stock”) subject to such restricted stock unit award immediately prior to the effective time of the Merger, multiplied by 527 (or 0.35133 with regard to Elevra ADS) (the “exchange ratio”), with any fractional shares rounded up to the nearest whole share (an “adjusted RSU award”); and (ii) each outstanding option award issued under the Piedmont plan (a “Piedmont option award”) was converted into an option award to purchase the number of Elevra ordinary shares (rounded up to the nearest whole number of Elevra ordinary shares) equal to number of shares of Piedmont common stock subject to such Piedmont option award immediately prior to the effective time of the Merger multiplied by the exchange ratio (an “adjusted option award”).

Except as described in the immediately following paragraph, (i) each adjusted RSU award has the same terms and conditions (subject to any changes required by Australian law, including the listing rules of the Australian Securities Exchange) as were applicable to such Piedmont RSU award immediately prior to the effective time of the Merger (including vesting terms), and (ii) each adjusted option award (x) has an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Piedmont common stock of such Piedmont option award immediately prior to the effective time of the Merger (or its equivalent in Australian dollars based on US$ to AU$ exchange rate as reported by Bloomberg, L.P. at the effective time of the Merger as determined by Elevra) by (B) the exchange ratio, and (y) is subject to the same terms and conditions (subject to any changes required by Australian law, including the listing rules of the Australian Securities Exchange) as were applicable to the option award immediately prior to the effective time of the Merger (including the vesting terms).

Each Piedmont RSU award that was subject to performance-based vesting conditions became earned immediately prior to the effective time of the Merger based on a specified level, with the resulting adjusted RSU award, if any, being subject to service-based vesting through the end of the original performance period and continuing on the same terms and conditions as were in effect immediately prior to the effective time of the Merger. In the event that the holder of an adjusted RSU award or an adjusted option award is terminated by Elevra without cause or such holder resigns from Elevra for good reason, in either case, upon or within 12 months following the Merger closing date, such adjusted RSU award or adjusted option award will automatically become fully vested upon such termination without cause or resignation for good reason, as applicable. Elevra may settle each adjusted RSU award or adjusted option award in its discretion through an issue of new Elevra ordinary shares or Elevra ADS, a transfer of existing Elevra ordinary shares or Elevra ADS from any Elevra employee share trust (or similar arrangement) and/or by allocating in the name of the relevant person Elevra ordinary shares or Elevra ADS held by any Elevra employee share trust (or similar arrangement).

On September 16, 2025, Elevra completed the consolidation of its equity securities, as a result of which each 150 Elevra ordinary shares issued and outstanding was consolidated into one Elevra ordinary share, with any fractional shares rounded up to the nearest whole share (the “share consolidation”). Following the share consolidation, each Adjusted RSU award and adjusted option award was equitably adjusted in accordance with the Piedmont plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Elevra will provide to all participants in the Piedmont plan the document(s) containing the information required by Part I of Form S-8, as specified by Rule 428 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus or a prospectus supplement pursuant to Rule 424 promulgated under the Securities Act. Elevra shall maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, Elevra will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents which have been filed with the Commission by Elevra:

1.	Elevra’s final prospectus filed pursuant to Rule 424(b) of the Securities Act with the Commission on June 20, 2025 in connection with Elevra’s Registration Statement on Form F-4, as amended (File No. 333-286715);

2.	Elevra’s Report on Form 6-K furnished to the Commission on September 22, 2025; and

3.	the description of the Elevra ordinary shares and the Elevra ADS contained in Elevra’s Registration Statement on Form 8-A filed on August 27, 2025, including any amendment and report subsequently filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all reports and other documents filed with the Commission by Elevra pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that Elevra furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by Dylan Darbyshire-Roberts, Company Secretary and General Counsel of Elevra.

Item 6. Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of a person as an officer or auditor of the company, except to the extent of any of the following liabilities incurred as an officer or auditor of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Australian Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith.

Australian law provides that a company or related body corporate of the company must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the person is found guilty;

•	in defending or resisting proceedings brought by the ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the officer or a director under the Australian Corporations Act, in which the presiding court denies the relief.

Constitution. The Constitution for Elevra provides, to the extent permitted by and subject to any applicable law, for the indemnification of each director, secretary and officer of Elevra, or a subsidiary of Elevra and Elevra may, to the extent permitted by law, purchase and maintain insurance or pay or agree to pay a premium for insurance against certain liabilities for each director, secretary and officer of Elevra.

Commission Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Elevra pursuant to the foregoing provisions, Elevra has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

3.1*	Constitution of Elevra Lithium Limited.
4.1	Form of Deposit Agreement among Sayona Mining Limited, The Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 1 to Elevra’s Registration Statement on Form F-6 filed with the Commission on April 25, 2025).
4.2	Revised form of American Depositary Receipt (incorporated by reference to the Prospectus pursuant to Rule 424(b)(3), File No. 333-286750, filed with the Commission on September 23, 2025).
5.1*	Opinion of Dylan Darbyshire-Roberts.
10.1	Piedmont Lithium Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of Piedmont Lithium Inc.’s Current Report on Form 8-K filed with the Commission on May 18, 2021).
23.1*	Consent of Moore Australia Audit (WA), independent registered public accounting firm (with respect to Elevra’s annual financial statements).
23.4*	Consent of Dylan Darbyshire-Roberts (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Elevra Lithium Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, Australia, on October 1, 2025.

ELEVRA LITHIUM LIMITED

By:	/s/ Dylan Darbyshire-Roberts
Name:	Dylan Darbyshire-Roberts
Title:	Company Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Lucas Dow, Dougal Elder and Dylan Roberts, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of Elevra Lithium Limited, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Elevra Lithium Limited to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lucas Dow	Managing Director and Chief Executive Officer (Principal Executive Officer)	October 1, 2025
Lucas Dow

/s/ Dougal Elder	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2025
Dougal Elder

/s/ Dawne Hickton	Chair of the Board	October 1, 2025
Dawne Hickton

/s/ Christina Alvord	Non-Executive Director	October 1, 2025
Christina Alvord

/s/ Jeff Armstrong	Non-Executive Director	October 1, 2025
Jeff Armstrong

/s/ Jorge M. Beristain	Non-Executive Director	October 1, 2025
Jorge M. Beristain

/s/ James Brown	Non-Executive Director	October 1, 2025
James Brown

/s/ Alan Buckler	Non-Executive Director	October 1, 2025
Alan Buckler

/s/ Laurie Lefcourt	Non-Executive Director	October 1, 2025
Laurie Lefcourt

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Elevra Lithium Limited in the United States, on October 1, 2025.

By:	/s/ Timothy Palmer
Name:	Timothy Palmer